Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2011, relating to the financial statements and financial statement schedule of Wisconsin Electric Power Company, appearing in the Annual Report on Form 10-K of Wisconsin Electric Power Company for the year ended December 31, 2010, and the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 28, 2011